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                                                                   Exhibit 10.19

SHAREHOLDERS AGREEMENT MADE AND ENTERED INTO IN THE CITY AND
DISTRICT OF MONTREAL, ON THE 2ND DAY OF MAY, 1997

BY AND AMONG:     H POWER CORP., a Delaware corporation, having its head office and principal place of business in the City of Belleville, State of New Jersey,

                  (hereinafter referred to as "H Power")

                  PARTY OF THE FIRST PART

AND: SOCIETE INNOVATECH DU GRAND MONTREAL, a body politic duly constituted according to An Act respecting Societe Innovatech du Grand Montreal, R.S.Q., ch. S-17.2, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as "Innovatech")

                  PARTY OF THE SECOND PART

AND: SOFINOV SOCIETE FINANCIERE D'INNOVATION INC., a body politic and corporate, duly incorporated according to the Companies Act (Quebec), having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as "Sofinov")

                  PARTY OF THE THIRD PART

AND: 9042-0175 QUEBEC INC., a body politic, duly incorporated according to the Companies Act (Quebec), having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as "9042-0175")

                  PARTY OF THE FOURTH PART
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AND:              3362469 CANADA INC., a body politic and corporate, duly
                  incorporated according to the Canada Business Corporations Act, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                  (hereinafter referred to as the "Corporation")

                  PARTY OF THE FIFTH PART

SECTION 1 - PREAMBLE

1.1 WHEREAS the Corporation was incorporated pursuant to the CBCA by Certificate and Articles of Incorporation dated April 4, 1997 in order to (i) carry on scientific research and experimental development activities in respect of the Technology and (ii) manufacture and commercialize stationary fuel-cell-power systems of 2kW or more based on the Technology and all improvements thereon throughout the Territory;

1.2 WHEREAS the Corporation will be based in the Montreal area;

1.3 WHEREAS the Corporation's activities will be conducted in the Montreal area;

1.4 WHEREAS pursuant to the Subscription Agreement and the H Power Subscription Agreement, each of the Shareholders holds the following number and class of Shares as of the date hereof:


          Shareholder         Number and Class
          -----------         ----------------
          H Power             333,333 Class B Common Shares

          Innovatech          133,333 Class A Common Shares

          Sofinov             166,667 Class A Common Shares

          9042-0175           33,333 Class A Common Shares

1.5 WHEREAS the parties hereto wish to determine their respective rights, duties and obligations in and to the Corporation and towards one another.
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      NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

SECTION 2 - INTERPRETATION

2.1         Definitions. In this Agreement:

2.1.1       "Accepting Investor" has the meaning ascribed thereto at subsection
            11.3;

2.1.2       "Accepting Investors" has the meaning ascribed thereto at subsection
            11.4;

2.1.3 "Accepting Offeree Shareholders" has the meaning ascribed thereto at subsection 13.3.2;

2.1.4       "Additional Offer" has the meaning ascribed thereto at subsection
            13.3.2;

2.1.5       "Additional Shares" has the meaning ascribed thereto at subsection
            11.1;

2.1.6 "Affiliate" or "Affiliated" has the meaning ascribed thereto in the CBCA;

2.1.7 "Agreement" shall mean this Shareholders Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section, subsection or other subdivision; "Section", "subsection" or other subdivision of this Agreement means and refers to the specified Section, subsection or other subdivision of this Agreement;

2.1.8 "Arm's Length" shall mean, in respect of any Person, a relationship between such Person and any particular Person which would be an arm's length relationship between such Person and the particular Person within the meaning of the Income Tax Act (Canada);

2.1.9       "Auditors" shall mean Price Waterhouse;

2.1.10      "Board" shall mean the Board of Directors of the Corporation;

2.1.11 "Business Day" shall mean any day, other than a Saturday or Sunday or a day on which the principal commercial banks in the Province of Quebec are not open for business during normal banking hours;

2.1.12      "CBCA" shall mean the Canada Business Corporations Act;
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2.1.13      "Class A Common Shares" shall have the meaning ascribed thereto in the Articles of Incorporation of the Corporation;

2.1.14 "Class B Common Shares" shall have the meaning ascribed thereto in the Articles of Incorporation of the Corporation;

2.1.15 "Closing" shall mean the sale of the Offered Shares by the Offering Shareholder pursuant to subsection 13.4;

2.1.16 "Closing Date" shall mean, pursuant to subsections 13.1 and 15.2, the date which is sixty (60) days after the expiry of the last offer period described therein in which the Purchaser agrees to purchase the Offered Shares; provided, however, that if on the Closing Date all Governmental Body and third party approvals, consents, notifications and assurances (including, without limitation, approvals under the Investment Canada Act) necessary to permit the consummation of the transactions contemplated by the Closing have been applied for but not yet received by the Purchaser, then the Closing Date shall be postponed to the thirtieth (30th) day after the receipt by the Purchaser of the last of the aforesaid approvals, consents, notifications and assurances; notwithstanding the foregoing, the Closing shall not be extended more than one hundred and eighty (180) days after the date which was supposed to have been the original Closing Date herein;

2.1.17 "Confidential Information" shall mean all information howsoever received or obtained by the Shareholder from or through the Corporation before or after the date hereof which the Corporation identifies in writing as being confidential or proprietary at the time of disclosure or within ten (10) days thereafter; provided, however, that the phrase "Confidential Information" shall not include information which:

            2.1.17.1 is in the public domain through no fault of the Shareholder or any of its former or current directors, officers or employees,

            2.1.17.2 is properly within the legitimate possession of the Shareholder prior to its disclosure hereunder and without any obligation of confidence,

            2.1.17.3 after disclosure, is lawfully received by the Shareholder from another Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the information to the Shareholder,

            2.1.17.4 is independently developed by the Shareholder through Persons who have not had access to, or knowledge of, the Confidential Information, or
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            2.1.17.5 is approved by the Corporation in writing for disclosure prior to its disclosure;

2.1.18      "Contesting Notice" has the meaning ascribed thereto at subsection
            15.2;

2.1.19      "Declining Investors" has the meaning ascribed thereto at subsection
            11.3;

2.1.20      "Declining Investor" has the meaning ascribed thereto at subsection
            11.4;

2.1.21 "Declining Investors' Shares" has the meaning ascribed thereto at subsection 11.3;

2.1.22 "Declining Investor's Shares" has the meaning ascribed thereto at subsection 11.4;

2.1.23 "Dispute" shall mean any dispute or controversy between the Corporation and any Shareholder relating to any matter arising out of or connected with the rights and obligations of any Shareholders vis-a-vis the Corporation or the Corporation vis-a-vis any Shareholder under any Material Agreement;

2.1.24      "Equipment" has the meaning ascribed thereto in the License
            Agreement;

2.1.25 "Final Accepting Investor" has the meaning ascribed thereto at subsection 11.4;

2.1.26 "Final Declining Investor" has the meaning ascribed thereto at subsection 11.4;

2.1.27 "Final Declining Investor's Shares" has the meaning ascribed thereto at subsection 11.4;

2.1.28      "First Offer" has the meaning ascribed thereto at subsection 13.3.1;

2.1.29 "Governmental Body" shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body,
            (ii) any multinational, multilateral or international body, (iii) any subdivision, agent, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

2.1.30      "H Offer" has the meaning ascribed thereto at subsection 13.2;
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2.1.31      "H Power Subscription Agreement" shall mean the subscription agreement dated the date hereof between the Corporation and H Power setting forth inter alia the rights and obligations of H Power with respect to its subscription for Class B Common Shares;

2.1.32 "Investors" shall mean Innovatech, Sofinov and 9042-0175, and all transferees of Shares of Innovatech, Sofinov or 9042-0175 and all transferees of Shares of such transferees, collectively, and "Investor" shall mean any one of them;

2.1.33 "Involved Party" shall mean the Shareholder(s) involved in a Dispute;

2.1.34 "License Agreement" shall mean the license agreement entered into between H Power and the Corporation on the date hereof by which H Power licenses and/or sub-licenses to the Corporation the Technology for the production and commercialization of Products throughout the Territory;

2.1.35 "Material Agreement" shall mean any agreement, other than this Agreement, creating obligations between the Corporation and any Shareholder;

2.1.36 "Neutral Party" shall mean the Shareholder(s) who is/are not involved in a Dispute;

2.1.37      "New Meeting" has the meaning ascribed thereto at subsection 6.4;

2.1.38      "I Offer" has the meaning ascribed thereto at subsection 13.1;

2.1.39 "Offer" shall mean for purposes of (i) subsection 13.1, each of the offers made by an Investor; and (ii) 13.2, each of the offers made by H Power;

2.1.40      "Offered Shares" has the meaning, ascribed thereto at subsections
            13.1.1 and 13.2;

2.1.41 "Offeree Shareholders" has the meaning ascribed thereto at subsection 13.3;

2.1.42      "Offering Investor" has the meaning ascribed thereto at subsection
            13.1;

2.1.43 "Offering Shareholder" has the meaning ascribed thereto at subsection 13.3;

2.1.44      "Other Investors" has the meaning ascribed thereto at subsection
            13.1.1;

2.1.45      "Other Shareholders" has the meaning ascribed thereto at subsections
            13.1.4 and 13.2.1;
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2.1.46      "Partner" shall mean either the Investors collectively (the
            Investors acting together and being considered as one party) or H Power, and "Partners" shall mean both of them;

2.1.47 "Permitted Transferee" shall, in respect of a Shareholder, mean a corporation, all of the shares of which are owned by such Shareholder, both as registered owner and as beneficial owner;

2.1.48 "Person" shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with judicial personality, Governmental Body; and pronouns when they refer to a Person have a similarly extended meaning;

2.1.49 "Prime Rate" means the interest rate quoted publicly by the Corporation's regular bankers as the reference rate of interest for commercial demand loans made in Canadian dollars and commonly known as such bank's prime rate, as adjusted from time to time, on the basis of the Prime Rate in effect on the first day of each month;

2.1.50      "Prior Offers" has the meaning ascribed thereto at subsection
            13.3.2;

2.1.51      "Products" has the meaning ascribed thereto in the License
            Agreement;

2.1.52 "Proportion" shall mean a fraction, the numerator of which shall be the number of Class A Common Shares or Class B Common Shares owned by the particular Shareholder to whom reference is made and the denominator of which shall be the total of the Class A Common Shares and Class B Common Shares owned by all the Shareholders;

2.1.53 "Proportionate Share" shall mean, for purposes of subsection 13.3, the amount of the Offered Shares determined by multiplying the number of Shares offered times a fraction, the numerator of which is the number of Class A Common Shares or Class B Common Shares held by a particular Offeree Shareholder or Accepting Offeree Shareholder, as the case may be, entitled to accept an offer and the denominator of which is the total number of Class A Common Shares, and Class B Common Shares held by all Offeree Shareholders or all Accepting Offeree Shareholders, as the case may be, entitled to accept the same offer;

2.1.54      "Purchaser" has the meaning ascribed thereto at subsection 13.4.6.1;

2.1.55 "Related" shall mean related as that term is used in the Income Tax Act (Canada);

2.1.56 "Remaining Offered Shares" has the meaning ascribed thereto at subsection 13.3.2;
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2.1.57      "Share(s)" shall mean any share(s) of any class, series or category in the capital stock of the Corporation;

2.1.58      "Shareholder" shall mean any of the Shareholders;

2.1.59 "Shareholders" shall initially mean H Power, Innovatech, Sofinov and 9042-0175, and the definition shall be deemed to be modified from time to time to (i) delete Persons who cease to hold Shares in accordance with the terms of this Agreement, and (ii) add all Persons who, from time to time, become holders of Shares and who undertake in writing to be bound by the provisions of this Agreement;

2.1.60 "Stock Exchange Agreement" shall mean the stock exchange agreement dated the date hereof among the Investors and H Power, providing inter alia for the exchange by the Investors of the Shares held by them for shares in the capital stock of H Power;

2.1.61 "Subscription Agreement" shall mean the subscription agreement dated the date hereof among the Corporation and the Investors setting forth inter alia the rights and obligations of each of the Investors with respect to its subscription for Class A Common Shares;

2.1.62 "TP Offer" has the meaning ascribed thereto at subsection 13.1 or 13.2, as the case may be;

2.1.63 "TP Offeror" has the meaning ascribed thereto at subsection 13.1 or 13.2, as the case may be;

2.1.64 "Third Party" has the meaning ascribed thereto at subsection 13.1.4 or 13.2.3, as the case may be;

2.1.65      "Technology" has the meaning ascribed thereto in the License
            Agreement;

2.1.66      "Territory" has the meaning ascribed thereto in the License
            Agreement;

2.1.67      "Trade Marks" has the meaning ascribed thereto in the License
            Agreement;

2.1.68 "Unaccepted Additional Shares" has the meaning ascribed thereto at subsection 11.5;

2.1.69 "Unaccepted offered Shares" has the meaning ascribed thereto at subsection 13.1.2;

2.1.70      "Unusual Event" has the meaning ascribed thereto at subsection 15.
            1;
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2.1.71      "Voting Shares" shall mean Shares to which are attached votes that may be cast to elect directors of the Corporation, consisting of Class A Common Shares and Class B Common Shares.

2.2 Gender. Any reference in this Agreement to any gender shall include both genders and the neutral, and words used herein importing the singular number only shall include the plural and vice versa.

2.3 Headings. The division of this Agreement into Sections, subsections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

2.4 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Section, subsection or other subdivision of this Agreement or any other provisions of this Agreement.

2.5 Entire Agreement. This Agreement together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, among any or all of the parties.

2.6 Amendments. No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed by the Shareholders and the Corporation.

2.7 Waiver. Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties.

2.8 Delays. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a Business Day, then the delay shall be extended to the next succeeding Business Day.

2.9 Conflict. This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency. If any conflict should appear between this Agreement and the Articles, by-laws or resolutions of the Corporation, then the provisions of this Agreement shall prevail.

2.10 Preamble. The preamble hereof shall form an integral part of this Agreement.
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2.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

2.12 Language. This Agreement is executed by all the parties hereto in French and only by the Corporation in English. The parties hereto expressly agree that in the event of any misunderstanding, dispute or controversy (collectively, a "Controversy") amongst them with respect to any of the provisions of this Agreement, the French version of this Agreement will have precedence and be the only version to apply and be used for the resolution of such Controversy. As an exception only, and recognizing the principle that the French version shall have precedence, if a Controversy arises between any of the parties hereto in connection with the interpretation of given to any provision of this Agreement, any court or arbitrator before which any such Controversy is referred for resolution will be permitted to refer to the English version of this Agreement in order to determine the intention of the parties at the time the provisions of this Agreement were drafted.

SECTION 3 - COMMISSIONS, FEES, ETC.

3.1 Commissions. Except as provided in subsection 3.2 hereof, no fee, rebate, commission or gain of whatsoever nature shall be earned by any of the Shareholders as a result of that Shareholder obtaining financing for or on behalf of the Corporation.

3.2 Commitment Fee. The parties hereto acknowledge and confirm that, concurrently with the execution hereof, the Corporation shall pay to Sofinov a commitment fee in the amount of $75,000.

SECTION 4 - OPERATIONS OF THE CORPORATION

4.1 Business of the Corporation. The Corporation shall not carry on any business other than:

4.1.1 using the Technology that is relevant and necessary to conduct research and development activities in connection with the design, development and production of Products,

4.1.2 using the Equipment and Technology that is relevant and necessary for the manufacture, integration, incorporation and assembly of all the components of the Products, and

4.1.3 using the Technology and the Trade Marks that are relevant and necessary for the marketing, promotion, advertising, sale, servicing, distribution and merchandising of the Products,

all within the Territory and not elsewhere.
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                                      -11-


SECTION 5 - BOOKS OF ACCOUNT

5.1 Books of account. Proper and correct books of account and such other books as may be necessary for the business of the Corporation shall be kept, in which shall be entered all such transactions as are usually entered and written in books of account kept by persons engaged in businesses of a similar nature, and the Shareholders or a chartered accountant appointed by any of them shall have free access at all reasonable times upon reasonable prior notice to inspect, examine and copy same.

SECTION 6 - DIRECTORS

6.1 Board and Quorum. So long as each Partner owns fifty percent (50%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, the Shareholders agree to vote their Shares each and every year at the annual meetings of Shareholders or at any other meeting of Shareholders at which directors shall be elected or appointed so as to cause six (6) directors to be elected to the Board, three (3) of which shall be nominees of H Power and three
(3) of which shall be nominees of the Investors. Two (2) of the nominees of the Investors shall be appointed by Sofinov and one (1) of such nominees shall be appointed by Innovatech. In such circumstances, a quorum of a meeting of directors shall be a majority of the elected directors provided that two (2) directors appointed by H Power and two (2) directors appointed by the Investors form part of such quorum and all decisions of the Board shall require the unanimous approval of all the directors present at a meeting of the Board at which a quorum was present and all decisions having the object or purposes set forth in Section 3 of the By-Law referred to in Section 8 hereof shall be submitted to the Shareholders pursuant to Section 3 of the By-Law referred to in
Section 8 hereof. In the event that the Board is unable to reach a unanimous decision on any matter, such matter shall be submitted to the Shareholders.

6.2 Changes in the Board and Quorum. At such time as a Partner ceases to own at least fifty percent (50%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares but both Partners own at least ten percent (10%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, the Shareholders agree to vote their Shares at a special meeting of the Shareholders duly convened and to continue to do so each and every year at the annual meetings of Shareholders or at any other meeting of Shareholders at which directors shall be elected or appointed so as to cause six (6) directors to be elected to the Board, with each Partner being entitled to appoint, as nearly as practicable, a pro rata number of nominees to the Board. In the event that the Investors are entitled to appoint three (3) nominees to the Board, two (2) of such nominees shall be appointed by Sofinov and one (1) of such nominees shall be appointed by Innovatech. In the event that the Investors are entitled to appoint two (2) nominees to the Board, each of Sofinov and Innovatech shall be entitled to appoint one (1) of such nominees. In the event that the Investors are entitled to appoint one (1) nominee to the Board, such nominee shall be appointed by Sofinov. In such circumstances, a quorum of a meeting of directors shall be a majority of the elected directors provided that one (1) director appointed by H
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                                      -12-


Power and one (1) director appointed by the Investors form part of such quorum and all decisions of the Board shall require the approval of a majority of the directors present at a meeting of the Board at which a quorum was present. So long as both Partners own at least forty percent (40%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, all decisions having the object or purposes set forth in Section 3 of the By-Law referred to in Section 8 hereof shall be submitted to the Shareholders pursuant to Section 3 of the By-Law referred to in Section 8 hereof. At such time as one Partner ceases to own at least ten percent (10%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, such Partner shall cease to be entitled to the election of any of its nominee to the Board. Notwithstanding anything contained in this Agreement, the Investors shall be entitled to nominate at least one (1) director to the Board (which nominee shall be appointed by Sofinov) for so long as the Investors collectively own at least 2.5% of the issued and outstanding shares of Common Stock (on a fully-converted basis) in the capital stock of H Power.

6.3 Designation of Nominees. Each of the Partners shall advise the other Partner and the Corporation in writing of the names of the individuals such Partner has designated as its nominee to the Board as soon as practicable before each meeting of Shareholders. In the event that any of the nominees to the Board of an Investor is not an employee of such Investor or that any nominees to the Board of H Power is not an employee of H Power or the Corporation, the Corporation shall pay to such nominee a fee and traveling costs for his attendance at each meeting of the Board. The fees payable to such nominees shall be determined by the Board. In addition, the Corporation shall reimburse each nominee to the Board that is an employee of H Power or an employee of an Investor his reasonable out-of-pocket expenses (including traveling costs) incurred in connection with his attendance at each meeting of the Board.

6.4 Absence of Quorum. In the event that a meeting of the Board cannot be held because quorum was not obtained on two successive occasions, a third board meeting may be convened for the same purposes (the "New Meeting"), upon notice of at least seven (7) Business Days. The quorum at the New Meeting shall still be the majority of the elected directors but there shall be no requirement that any directors appointed by any Shareholder be present at the New Meeting. This exception shall, however, only be valid for the New Meeting.

6.5 Replacement of a Director. In the event that a director(s) nominated by a Shareholder dies or resigns or a Shareholder wishes to replace its nominee director(s) on the Board, the Shareholders agree to vote their Shares at a special meeting of Shareholders duly convened, or to sign any written resolution, to remove and/or elect such new nominee director(s) as is(are) designated by the Shareholder whose nominee died, resigned or was replaced. Such Shareholder shall advise the other Shareholders and the Corporation in writing of the name(s) of the individual(s) such Shareholder has designated as its new nominee(s) to the Board as soon as practicable before the meeting of Shareholders called for such purpose.

6.6 Voting by Nominees. Each Shareholder shall at all times carry out and use its best efforts to cause the Corporation and its nominees on the Board to carry out the provisions of this Agreement, subject to the fiduciary obligations of the directors. Each Shareholder shall duly and punctually do, or cause to be done, all such things, including, without limitation, voting or causing to be voted all the Shares held by the Shareholder as shall be necessary or desirable to give effect to this Agreement. In the event any of the directors does not vote at meetings of the Board in a manner consistent with this Agreement, all of the Shareholders shall cause a meeting of Shareholders to be held and agree to vote their Shares either to remove and/or replace such directors or take such other actions as shall be necessary or desirable to give effect to this Agreement.

6.7 Directors and Officers Insurance. The Corporation shall as soon as reasonably practicable but not later than thirty (30) days from the date hereof take out and thereafter maintain in full force at all times insurance covering directors and officers liability.

6.8 Meeting of the Board. The parties hereto acknowledge and confirm that there shall be a minimum of: (i) one (1) telephone, conference-call meeting of the Board per month and (ii) four (4) physical meetings of the Board in each fiscal year of the Corporation, to be held in Montreal, Quebec or such other place as the Board may determine.

6.9 Executive Committee. The Board shall create, within 30 days after execution of this Agreement, an executive committee consisting of the Chairman of the Board and the President. The members of the executive committee will advise the Board on the matters determined by the Board from time to time. Members of the executive committee shall be entitled to the reimbursement of their reasonable travel expenses related thereto.

6.10 Fiscal Year. The fiscal year of the Corporation shall terminate on May 31 or such other date as H Power may determine.

6.11 Proceeding Instituted Against the Corporation. In the event that a Shareholder institutes an action against the Corporation in connection with a Dispute, the Neutral Party shall be entitled to cause the Corporation to respond to and defend such action which it alone, without the Involved Party, determines is appropriate, and such determination by the Neutral Party will be valid and binding upon the Corporation notwithstanding any provision herein to the contrary.

6.12 Conflict of Interest. Notwithstanding any provision of this Agreement, any decision, action or resolution of the Board relating to any decision related to the consequences of a material breach of a Material Agreement in respect of a Dispute between a Shareholder and the Corporation including, without limitation, the sending of a default notice or a letter of demand, the referral of the matter to a fairness committee, mediation or arbitration or the early termination of such Material Agreement or relating to any decision not to renew a Material Agreement shall be taken by the nominees on the Board appointed by the Neutral Party. A quorum at a meeting of the Board called for such purpose shall be a majority of the directors of the Board entitled to vote on such decision, action or resolution as aforesaid and any such decision, action or resolution of the Board shall be valid provided that it is approved by a majority of the directors present at such a meeting at which a quorum was present. Without limiting the generality of the foregoing, for purposes of clarity only, in no circumstances and notwithstanding any provision hereof, no such decision, action or resolution shall be made by the Shareholders or be subject to ratification or approval of the Shareholders.

SECTION 7 - OFFICERS

7.1 Officers. The initial officers of the Corporation shall include H. Frank Gibbard, as President, and Marcel Paquette, as Chairman of the Board and Secretary, and such other officers as the Board may determine from time to time. The President of the Corporation shall be its chief executive officer and shall be responsible for the day-to-day management and operations of the Corporation in a manner consistent with this Agreement, the Articles of Incorporation of the Corporation, the by-laws of the Corporation and the operating and capital budgets, subject, however, to overall supervision of the Board. As long as H Power owns at least thirty-three and one-third percent (33 1/3 %) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, the President shall be a nominee of H Power. The Board shall also appoint a Chairman. As long as the Investors collectively own at least thirty-three and one-third percent (33 1/3%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, the Chairman of the Board shall be a nominee of the Investors which nominee shall be determined among the Investors.

SECTION 8 - ADOPTION OF BY-LAWS

8.1 Adoption of By-law. The Shareholders undertake to take whatever steps that may be necessary to adopt a by-law of the Corporation in the form attached as
Schedule 8 hereto and they furthermore undertake that, as long as each Partner owns at least forty percent (40%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares, they will not vote their Shares or exercise any voting rights or otherwise make any decision or take any action in any manner or capacity whatsoever, for the purpose of amending or repealing such by-law, once adopted, unless they do so unanimously. This by-law, once adopted, shall override, supersede and amend all previous by-laws, resolutions, decisions or acts of the Corporation inconsistent therewith.

SECTION 9 - BANKERS AND BANKING ARRANGEMENTS

9.1 Bankers. The bankers of the Corporation shall be such bank or banks as may be agreed upon from time to time by the Board.

9.2 Signatories. All drafts, cheques and bills of exchange for or on behalf of the Corporation's bank accounts shall require the signatures of such individuals as may be agreed upon from time to time by the Board.

SECTION 10 - AUDITORS OF THE CORPORATION

10.1 Auditors. The auditors of the Corporation shall be the Auditors.

SECTION 11 - PREEMPTIVE RIGHT

11.1 Issuance of Class B Common Shares. Should the Board decide that the Corporation requires additional funds and is unable to obtain such funds from its bankers on commercially reasonable terms, then the Shareholders hereby agree to cause the Corporation to raise such funds by issuing Class B Common Shares from treasury in accordance with this Section 11. Each Shareholder shall have preemptive rights with respect to the issue of such additional Class B Common Shares (the "Additional Shares"), such that the Corporation shall not issue any Additional Shares without offering to each Shareholder the right to subscribe for its Proportion of the Additional Shares to be issued by the Corporation.

11.2 Notice to Shareholders. If the Corporation decides to issue any Additional Shares, then the Corporation shall give detailed notice thereof to each Shareholder. Each Investor may assign to the other Investors all or a portion of its right to subscribe for its Proportion of the Additional Shares. Each Shareholder shall have forty-five (45) days from the receipt of such notice within which to notify the Corporation of its intent to exercise its right under subsections 11.1 and 11.2 in connection with such issue of Additional Shares. If a Shareholder fails to so notify the Corporation within the prescribed delay, then such Shareholder shall be conclusively deemed to have waived its preemptive right in connection with such issue of Additional Shares. If all of the Shareholders waive or are deemed to have waived their preemptive rights in connection with such issue of Additional Shares, then the Corporation shall be free for a period of sixty (60) days thereafter to sell such Additional Shares to any Person not Affiliated or Related to any Shareholder, on terms not more favourable than those provided in the original offer of the Corporation to issue Additional Shares, provided, however, that it is a condition precedent to such sale that such Person has executed a counterpart of this Agreement in accordance with subsection 20.6 and has agreed to be bound by the terms and conditions of this Agreement and any other agreement executed by the parties in connection with this Agreement.

11.3 Declining Investors. If only one of the Investors has agreed to exercise its right under subsections 11.1 and. 11.2 hereof to subscribe for its Proportion of the Additional Shares (the "Accepting Investor") and the other Investors have, or are deemed to have, declined to exercise such preemptive right (the "Declining Investors"), the Corporation shall, within seven (7) days of the end of the above forty-five (45) day period, be required to offer by written notice to the Accepting Investor all of the Additional Shares which could have been subscribed for by the Declining Investors (the "Declining Investors' Shares") before H Power is offered pursuant to subsection 11.5 its pro rata share of such Declining Investors' Shares. The Accepting Investor shall have thirty (30) days from the receipt of the notice mentioned above to notify the Corporation of its intent to exercise its right to subscribe for the Declining Investors' Shares, failing which the

Accepting Investor shall be deemed to have waived its preemptive right in connection with the issue of the Declining Investors' Shares.

11.4 Declining Investor. If two of the Investors have agreed to exercise their right under subsections 11.1 and 11.2 hereof to subscribe for their respective Proportion of the Additional Shares (the "Accepting Investors") and the other Investor has, or is deemed to have, declined to exercise such preemptive right (the "Declining Investor"), the Corporation shall, within seven (7) days of the end of the above forty-five (45) day period, be required to offer by written notice to the Accepting Investors all of the Additional Shares which could have been subscribed for by the Declining Investor (the "Declining Investor's Shares") before H Power is offered pursuant to subsection 11.5 its pro rata share of such Declining Investor's Shares. The Accepting Investors shall, unless otherwise agreed to between themselves, be entitled to subscribe for that proportion of the Declining Investor's Shares which is equal to the number of Class A Common Shares held by each of the Accepting Investors in relation to the total number of Class A Common Shares held by both Accepting Investors. Each of the Accepting Investors shall have thirty (30) days from the receipt of the notice mentioned above to notify the Corporation of its intent to exercise its right to subscribe for the Declining Investor's Shares, failing which it shall be deemed to have waived its preemptive right in connection with the issue of its proportion of the Declining Investor's Shares. If only one of the Accepting Investors (the "Final Accepting Investor") agrees to subscribe for its proportion of the Declining Investor's Shares in accordance with this subsection
11.4 and the other Accepting Investor (the, "Final Declining Investor") has declined or is deemed to have declined its right to subscribe for its proportion of the Declining Investor's Shares (the "Final Declining Investor's Shares") in accordance with this subsection 11.4, then the Corporation shall, within seven
(7) days of the end of the above seven (7) day period, be required to offer by written notice to the Final Accepting Investor all of the Final Declining Investor's Shares before H Power is offered pursuant to subsection 11.5 its pro rata share of such Final Declining Investor's Shares. The Final Accepting Investor shall have thirty (30) days from the receipt of the notice mentioned above to notify the Corporation of its intent to exercise its right to subscribe for the Final Declining Investor's Shares, failing which the Final Accepting Investor shall be deemed to have waived its preemptive right in connection with the issue of the Final Declining Investor's Shares.

11.5 Shareholders Rights. If (i) one (1) or more Shareholders has or is deemed to have declined its right to subscribe for its Proportion of the Additional Shares, and, (a) in the event such Additional Shares were offered to the Accepting Investor pursuant to subsection 11.3 and the Accepting Investor has or is deemed to have declined to exercise its right to acquire all of the Declining Investors' Shares, or (b) in the event such Additional Shares were offered to the Accepting Investors pursuant to subsection 11.4 and the Accepting Investors have or are deemed to have declined to exercise their rights to acquire all of the Declining Investor's Shares or the Final Accepting Investor has or is deemed to have declined to exercise its right to acquire all of the Final Declining Investor's Shares, or (ii) if one (1) or more Shareholders has or is deemed to have declined its right to subscribe for its Proportion of the Additional Shares and subsections 11.3 and 11.4 are not applicable, then the Corporation, within five (5) days of the end of the above forty-five (45) day period provided for in subsection 11.2 or within seven (7) days of the end of the last seven (7) day period provided for in subsection 11.3 or 11.4, as the case may be, shall be required to offer by written notice to the Shareholder(s) who agreed to exercise its or their right under subsections 11.1 and 11. 2 in connection with the initial issue of Additional Shares, to issue to such Shareholder(s), in addition to any Additional Shares such Shareholder(s) agreed to subscribe for, its or their pro rata share of the Additional Shares for which any other Shareholder(s) has, or is deemed to have, waived its or their preemptive right hereunder (collectively the "Unaccepted Additional Shares"). For the purposes of the preceding, each such Shareholder's pro rata share of the Unaccepted Additional Shares shall, unless otherwise agreed to among themselves, be equal to the proportion that the number of Class A Common Shares or Class B Common Shares held by such Shareholder is to the aggregate of all the Class A Common Shares and Class B Common Shares held by all Shareholders who agreed to exercise their right under subsections 11. 1 and 11. 2 and shall take into account the Additional Shares subscribed for pursuant to subsections 11.2, 11.3 and 11.4.

11.6 Notice for Unaccepted Additional Shares. Each Shareholder who has been offered to subscribe for Unaccepted Additional Shares by the Corporation pursuant to subsection 11.5 shall have thirty (30) days from the receipt of the notice mentioned therein to notify the Corporation of its intent to exercise its right to subscribe for its pro rata share of such Unaccepted Additional Shares, failing which such Shareholder shall be deemed to have waived its preemptive right in connection with the issue of such Unaccepted Additional Shares.

11.7 Sale to Any Person. The procedures set forth in subsections 11.5 and 11.6 shall be repeated, mutatis mutandis, with respect to any Unaccepted Additional Shares which have not been subscribed for by a Shareholder until (i) all Shareholders who have been made the most recent additional offer shall have or be deemed to have declined it, or (ii) all Additional Shares (including Unaccepted Additional Shares) which have been offered by the Corporation pursuant to this Section 11 shall have been subscribed for by some or all of the Shareholders. If upon completion of the above procedures some or all of the Additional Shares which the Corporation intended to issue will not be purchased by the Shareholders pursuant to the exercise of their preemptive rights, the Corporation shall be free for a period of sixty (60) days thereafter to sell such Additional Shares, which will not be purchased by a Shareholder, to any Person not Affiliated or Related to any Shareholder, on terms not more favourable than those provided in the original offer of the Corporation to issue Additional Shares; provided, however, that it shall be a condition precedent to such sale that such Person has executed a counterpart of this Agreement in accordance with subsection 20.6 and has agreed to be bound by the terms and conditions of this Agreement. The purchase of Additional Shares (including Unaccepted Additional Shares) by one (1) or more Shareholders, shall be suspended until the day of the sale by the Corporation to such Person of the Additional Shares (including Unaccepted Additional Shares) which have not been subscribed for by a Shareholder. If the Corporation is unable to sell such Additional Shares which have not been subscribed for by a Shareholder to a Person as provided for in this subsection 11.7, then the Corporation shall forthwith advise the Shareholders of same in writing and any Shareholder who has agreed to subscribe for Additional Shares (including Unaccepted Additional Shares) shall have the right to decide not to purchase such Additional Shares by notifying the Corporation in writing thereof within five (5) days of having been advised by the Corporation that the Corporation was unable to sell such Additional Shares to such Person.

11.8 Closing. Subject to subsection 11.7, the closing in connection with the issuance of Additional Shares to any Shareholder or Person pursuant to subsections 11.1 to 11.7 shall be held at the principal offices of the Corporation at 10:00 a.m. on the date which is thirty (30) days after the expiry of the applicable period under subsections 11.2 to 11.7, as the case may be, or at such other place, at such other time or on such other date as the parties thereto may agree. Payment for the Additional Shares being issued shall be made in full at such closing. All payments shall be made by way of bank draft or electronic fund transfer to the Corporation's account.

11.9 Percentage Held by Sofinov. If Sofinov would, pursuant to the exercise of its rights under this Section 11, hold more than thirty percent (30%) of the outstanding Voting Shares after such exercise, Sofinov shall be entitled to designate a third party who may purchase the Additional Shares to which Sofinov would otherwise be entitled (but such third party may only purchase that number of Additional Shares which would result in Sofinov holding more than 30% of the outstanding Voting Shares), provided that:

11.9.1 the third party is a Governmental Body of or controlled by the Province of Quebec;

11.9.2 the third party complies with all applicable laws, including securities laws of the relevant jurisdiction; and

11.9.3 the third party, prior to issuance of any Shares thereto, executes and delivers an agreement in form and on terms satisfactory to the directors of the Corporation, where such third party agrees to be bound by the provisions of this Agreement as if it were an original party to this Agreement and such third party shall thereupon have the same rights, and shall be subject to the same obligations and restrictions, of the Shareholders hereunder.

11.10 Rights Attached to the Additional Shares. All Additional Shares issued to an Investor pursuant to the provisions of this Section 11 shall form part of the shares entitled to be exchanged pursuant to the Stock Exchange Agreement at the exchange rate provided in the Stock Exchange Agreement.

SECTION 12 - ALIENATION OF SHARES

12.1 Alienation Prohibited. Unless otherwise provided for in accordance with the terms hereof or the Stock Exchange Agreement, no Shareholder shall transfer, assign, cede, pledge, mortgage, hypothecate, charge or otherwise encumber, alienate or dispose of in any manner whatsoever the whole or any part of its Shares without first obtaining the written consent of the other Shareholders.

12.2 Transfers between Investors and to Permitted Transferee. Notwithstanding any provision of this Agreement, any of the Investors may transfer all or part of its Shares to the other Investor(s), to a Permitted Transferee or to any Governmental Body of or controlled by the Government of Quebec, at any time and from time to time without being subject to the other terms and conditions in this Section 12 or in Section 13; provided however, none of the Investors shall be permitted to transfer its Shares to a Permitted Transferee or any Governmental Body of or controlled by the Government of Quebec unless such Permitted Transferee or Governmental Body shall have first (i) executed a counterpart of this Agreement in accordance with subsection 20.6, and (ii) have agreed, in form and terms satisfactory to the legal counsel of the Corporation, acting reasonably, that as long as it shall hold such Shares it shall be bound by the terms and conditions of this Agreement, as if the Permitted Transferee or the Governmental Body had been an original party to this Agreement as a Shareholder and an Investor. In addition, 9042-0175 may transfer all or part of its Shares to any Person, at any time and from time to time without being subject to the other terms and conditions in this Section 12 or in Section 13; provided however, 9042-0175 shall not be permitted to transfer its Shares to such Person unless (i) H Power and the other Investors shall have each approved in writing of such transfer within thirty (30) days of their receipt from 9042-0175 of a notice in connection therewith, it being understood that any party so failing to respond to such notice within the said thirty (30) day period shall be deemed to have approved of such transfer, (ii) such Person shall have first executed a counterpart of this Agreement in accordance with subsection 20.6, and (iii) such Person shall have agreed, in form and terms satisfactory to the legal counsel of the Corporation, acting reasonably, that as long as it shall hold such Shares it shall be bound by the terms and conditions of this Agreement, as if such Person had been an original party to this Agreement as a Shareholder and an Investor. The parties hereto hereby further acknowledge and agree that the sole shareholder of 9042-0175 shall be entitled to transfer all (and only all) of the shares held by such shareholder in the share capital of 9042-0175 to any Person, at any time, provided that H Power and the other Investors shall have each approved in writing of such transfer within thirty (30) days of their receipt from the sole shareholder of 9042-0175 of a notice in connection therewith, it being understood that any party so failing to respond to such notice within the said thirty (30) day period shall be deemed to have approved of such transfer.

SECTION 13 - RIGHTS OF FIRST REFUSAL AND PIGGY BACK

13.1 Alienation by Investors. Notwithstanding the prohibition, in accordance with subsection 12.1, against any Shareholder transferring, assigning, ceding, pledging, mortgaging, hypothecating, charging or otherwise encumbering, alienating or disposing of in any manner whatsoever the whole or any part of its Shares without first obtaining the written consent of the other Shareholders, if, at any time after the date hereof, (i) one or more Investors (the "Offering Investor") receives an irrevocable offer (the "TP Offer") from a Person acting at Arm's Length to the Offering Investor (the "TP Offeror") to purchase for cash (all of which is payable at closing) all (but not less than all) of the Shares held by the Offering Investor, which TP Offer the Offering Investor wishes to accept, in accordance with the procedures set forth hereinafter, or (ii) the Offering Investor wishes to sell all (but not less than all) of the Shares held by the Offering Investor, the Offering Investor shall make an irrevocable offer (the "I Offer") in accordance with the procedures set forth hereinafter (the TP Offer and I Offer are hereinafter referred to as the "Investor Offer"):

13.1.1 The Offering Investor shall first offer to the other Investors (the "Other Investors") options to purchase such Shares (the "Offered Shares") in accordance with subsection 13.3. Should one or more of the Other Investors exercise such option so as to purchase all of the Offered Shares, the Offering Investor shall sell to each of such Other Investors the Offered Shares, for which it has delivered notice(s) of exercise, in accordance with this Agreement and the terms and conditions of the Investor Offer.

13.1.2 Unless one or more the Other Investors elects within the time required to exercise the option pursuant to subsection 13.1.1 such that all of the Offered Shares shall be purchased by the Other Investors, then the Offering Investor shall offer the Offered Shares which were unaccepted by the Other Investors (the "Unaccepted Offered Shares") to H Power in accordance with the procedures set forth in subsection 13.3.

13.1.3 Should H Power exercise its option pursuant to subsection 13.1.2 so as to purchase all of the Unaccepted Offered Shares, the Offering Investor shall sell to the Other Investors the Offered Shares for which they have delivered notice of exercise and to H Power the Unaccepted Offered Shares for which it has delivered notice of exercise, in accordance with this Agreement and the terms and conditions of the TP Offer, or the I Offer, as the case may be.

13.1.4 Unless the Other Investors and/or H Power (the "Other Shareholders") have elected within the time required to exercise their options pursuant to subsections 13.1.1 and/or 13.1.2 such that all of the Offered Shares shall be purchased by the Other Shareholders, the option of the Other Shareholders shall expire, none of the Other Shareholders shall be eligible to purchase the Offered Shares, and the Offering Investor shall be free for a period of ninety (90) days from the end of the expiration of the last offer period to sell all (but not less than all) of the Offered Shares to either (i) the TP Offeror on the terms and conditions provided in the TP Offer, or
            (ii) in the event of an I Offer, to a Person acting at Arm's Length to the Offering Investor (the "Third Party") on the terms and conditions provided in the I Offer; provided, however, that, in both cases, it shall be a condition precedent to the right of the Offering Investor to sell the Offered Shares that the TP Offeror or Third Party has executed a counterpart of this Agreement in accordance with subsection 20.6 and has agreed to be bound by the terms and conditions of this Agreement, as if the TP Offeror or the Third Party had been an original party to such agreement in place of the Offering Investor. If no sale takes place within the ninety (90) day period referred to in this subsection, then the Offering Investor shall not transfer the Offered Shares without again following and being subject to this Section 13.

13.2 Alienation by H Power. Notwithstanding the prohibition, in accordance with subsection 12.1, against any Shareholder transferring, assigning, ceding, pledging, mortgaging, hypothecating, charging or otherwise encumbering, alienating or disposing of in any manner whatsoever the whole or any part of its Shares without first obtaining the written consent of the other Shareholders, if, at any time on or after the date hereof, (i) H Power receives an irrevocable offer (the "TP Offer") from a Person acting at Arm's Length to H Power (the "TP Offeror") to purchase for cash (all of which is payable at closing) all (but not less than all) of the Shares held by H Power (the "Offered Shares"), which H Power wishes to accept, in accordance with the procedures set forth hereinafter, or (ii) H Power wishes to sell all (but not less than all) of the Shares held by H Power, H Power shall make an irrevocable offer (the "H Offer") in accordance with the procedures set forth hereinafter (the TP Offer and H Offer are hereinafter referred to as the "H Power Offer"):

13.2.1 H Power shall offer the Offered Shares to the Investors (together the "Other Shareholders") in accordance with the procedures set forth in subsection 13.3.

13.2.2 Should one or more of the Other Shareholders exercise options pursuant to subsection 13.2.1 so as to purchase all of the Offered Shares, H Power shall sell to each such Other Shareholder the Offered Shares for which it has delivered notice(s) of exercise, in accordance with this Agreement and the terms and conditions of the H Power Offer.

13.2.3 Unless one or more of the Other Shareholders elects within the time required to exercise its options pursuant to subsection 13.2.1 such that all of the Offered Shares shall be purchased by the Other Shareholders, the option of the Other Shareholders shall expire, none of the Other Shareholders shall be eligible to purchase the Offered Shares, and H Power shall be free for a period of ninety
            (90) days from the end of the expiration of the last offer period, to sell all (but not less than all) of the Offered Shares to either
            (i) the TP Offeror on the terms and conditions provided in the TP Offer, or (ii), in the event of a H Offer, to a Person acting at Arm's Length to H Power (the "Third Party") on the terms and conditions provided in the H Offer, provided, however, that, in both cases, it sha1l be a condition precedent to the right of H Power to sell the Offered Shares that the TP Offeror or Third Party has executed a counterpart of this Agreement in accordance with subsection 20.6 and has agreed to be bound by the terms and conditions of this Agreement, as if the TP Offeror or Third Party had been an original party to such agreement in place of H Power. If no sale takes place within the ninety (90) day period referred to in this subsection, then H Power shall not transfer the Offered Shares without again following and being subject to this Section 15.

13.2.4 In the event of a sale by H Power of its Offered Shares pursuant to this subsection 13.2, H Power shall remain bound by the Stock Exchange Agreement.

13.3 Procedure for Offers. Offers by the Offering Investor (pursuant to subsection 13. 1) or H Power (pursuant to subsection 13.2) (the "Offering Shareholder") to the Other Investors (pursuant to subsection 13. 1. 1), H Power (pursuant to subsection 13.1.2) or the Other Shareholders (pursuant to subsection 13.2. 1) (the "Offeree Shareholders") shall be conducted in accordance with the following procedures:

13.3.1 The Offering Shareholder shall deliver a notice of its desire to sell the Offered Shares in accordance with the terms of the Offer to the Offeree Shareholders, and then each of the Offeree Shareholders shall have an option to acquire its Proportionate Share of the Offered Shares or, if subsection 13.1.2 applies, the Unaccepted Offered Shares (the "First Offer"). Each of the Offeree Shareholders who elects to exercise its option under this subsection shall deliver a notice to the Offering Shareholder, each other Offeree Shareholder and the Corporation indicating its exercise of the option, such notice to be sent no later than thirty (30) days after the date on which the notice is received, after which time the option hereby granted to the Offeree Shareholders shall expire.

13.3.2 If after the First Offer or any Additional Offer made pursuant to this subsection 13.3.2 (the "Prior Offers"), there remains Offered Shares that the Offeree Shareholders have not accepted in the Prior Offers (the "Remaining Offered Shares"), the Offering Shareholder shall deliver a notice to the Offeree Shareholders that accepted the last such offer (the "Accepting Offeree Shareholders"), of each such Accepting Offeree Shareholder's option to purchase its Proportionate Share of the Remaining Offered Shares (an "Additional Offer"). Each Accepting Offeree Shareholders who elects to exercise its option under this subsection shall deliver a notice to the Offering Shareholder, each other Accepting Offeree Shareholder and the Corporation indicating its exercise of the option, such notice to be sent no later than ten (10) days after the date on which the notice of the Additional Offer is received, after which time the option hereby granted to the Accepting Offeree Shareholders shall expire. The Offering Shareholder shall continue to make offers pursuant to this subsection 13.3.2 until there is no Accepting Offeree Shareholders or no Remaining Offered Shares.

13.4 Validity of Offer and Closing Provisions. Each offer made pursuant to subsections 13.1 and 13.2 shall be in a writing signed by the Offering Shareholder and addressed to the Offeree Shareholders and shall:

13.4.1 identify the subsection pursuant to which it is delivered and identify and provide particulars of the Offered Shares;

13.4.2 require that the sale of the Offered Shares be on the same terms and conditions as the TP Offer (this provision shall not apply in the event of an I Offer or a H Offer);

13.4.3 provide sufficient evidence that the TP Offeror is financially capable to purchase the Offered Shares (this provision shall not apply in the event of an I Offer or a H Offer);

13.4.4 state the purchase price per Offered Share, which purchase price shall be payable in full, in cash, at Closing;

13.4.5 state the name and address of the TP Offeror to whom it proposes to sell the Offered Shares, and include a copy of the TP Offer (this provision shall not apply in the event of an I Offer or a H Offer);

13.4.6 provide that the Closing shall be held at the principal offices of the Corporation at 10:00 a.m. on the Closing Date, or at such other place, at such other time or on such other date as the parties thereto may agree, in accordance with the following terms and conditions:

            13.4.6.1 at Closing, the Offering Shareholder shall deliver to the Offeree Shareholders who have accepted an Offer (the "Purchaser") certificates representing the Offered Shares being transferred, which certificates shall be accompanied by a duly executed assignment of the Offered Shares to the Purchaser;

            13.4.6.2 payment for the Offered Shares being transferred shall be made in full at Closing. All payments shall be made by way of bank draft or electronic fund transfer to the Offering Shareholder's account in Canada (in the United States if the Offering Shareholder is H Power);

            13.4.6.3 at Closing, the Offering Shareholder shall deliver to the Purchaser a written warranty that:

            13.4.6.3.1 there are no contractual or other restrictions on the transfer of the Offered Shares being transferred (other than the restrictions set out in the Articles of Incorporation of the Corporation and in this Agreement);

            13.4.6.3.2 the Offering Shareholder is the registered and beneficial owner of the Offered Shares being transferred with fall right, title and authority to transfer such Offered Shares to the Purchaser, free and clear of all claims, liens and other encumbrances whatsoever;

            13.4.6.4 if there is more than one Purchaser, then the obligations of each Purchaser in connection with the purchase of the Offered Shares shall be independent of the obligations of the other Purchaser in that regard. If, however, at the Closing one of the Purchasers fails to pay for its Offered Shares but the other Purchasers pay for their Offered Shares, then the Offering Shareholder shall not be obliged to proceed with the Closing with the other Purchasers;

            13.4.6.5 at Closing, all necessary and proper corporate proceedings required by counsel for the Purchaser, acting reasonably, shall be taken for the transfer of the Offered Shares;

            13.4.6.6 if the Purchaser fails at the Closing to pay for its Offered Shares, provided that the Offering Shareholder has fulfilled all of its obligations hereunder, then without prejudice to the other rights of the Offering Shareholder, the purchase price for the Offered Shares shall bear interest from the date of Closing until paid in full at a rate of interest per annum equal to the Prime Rate plus three percent (3%). Such interest shall be payable on demand;

            13.4.6.7 at Closing, the Offering Shareholder shall deliver to the Corporation signed resignations of all of its nominees as directors, officers and employees of the Corporation unless waived by the Corporation;

            13.4.6.8 if the Offering Shareholder is bound by a guarantee whereby such Offering Shareholder has guaranteed the payment of any debt or liability of the Corporation or if the Offering Shareholder has granted any advance to the Corporation, then the Purchaser shall use all reasonable efforts to cause such guarantee to be released and cancelled at Closing and/or such advance to be reimbursed at Closing, failing which the Purchaser shall agree to indemnify and hold the Offering Shareholder harmless from all claims, costs, demands and actions suffered or incurred after the Closing resulting from, arising out of, or relating to such guarantee or such advances;

            13.4.6.9 if any of the conditions set forth in this subsection
            13.4.6 made for the exclusive benefit of the Purchaser are not satisfied at the Closing, then the Purchaser may, at its option, either:

            13.4.6.9.1  refuse to proceed with the Closing, or

            13.4.6.9.2  proceed with the Closing,

            in either case without prejudice to its remedies and recourses against the Offering Shareholder as a result of such condition not being satisfied;

            13.4.6.10 however, if at Closing the Offered Shares being transferred are not free and clear of all claims, liens and other encumbrances whatsoever, the Purchaser may, without prejudice to any other rights which it may have, purchase such Offered Shares subject to such claims, liens and other encumbrances. In that event, the Purchaser shall at the Closing assume all obligations and liabilities with respect to such claims, liens and encumbrances and the purchase price payable by the Purchaser for such Offered Shares shall be satisfied, in whole or in part, as the case may be, by such assumption. The amount so assumed shall reduce the purchase price payable at Closing;

            13.4.6.11 if the Offering Shareholder fails to complete the transaction, then the amount which the Purchaser would otherwise be required to pay to the Offering Shareholder at Closing may be deposited by the Purchaser into an interest-bearing trust account in the name of the Offering Shareholder at the bank branch used by the Corporation. Upon making such deposit and giving the Offering Shareholder notice thereof, the purchase of the Offering Shareholder's Offered Shares by that Purchaser shall be deemed to have been fully completed and all right, title, benefit and interest in and to the Offered Shares be deemed to have been transferred and assigned to and vested in the Purchaser. The Offering Shareholder shall be entitled to receive the amount deposited in the trust account upon satisfying the Offering Shareholder's obligations pursuant to subsection 13.1;

            13.4.6.12 the Offering Shareholder hereby irrevocably nominates, constitutes and appoints each Purchaser as its true and lawful mandatary and agent for, in the name of and on behalf of the Offering Shareholder to execute and deliver in the name of the Offering Shareholder all such instruments as may be necessary to effectively transfer the Offered Shares being sold to the Purchaser. The Offering Shareholder hereby ratifies and confirms, and agrees to ratify and confirm, all that Purchaser may lawfully do or cause to be done by virtue of such appointment and power of attorney;

            13.4.6.13 it is recognized that serious and irreparable damage for which monetary damages would not be an adequate remedy would result to the Purchaser from the violation of the provisions of this
            Section 13. Each party agrees that, in addition to any and all remedies available to the Purchaser in the event of a violation of such covenants, such Purchaser shall have the immediate remedy of injunction or such other relief as may be decreed or issued by any court of competent jurisdiction to enforce this Section 13.

13.5 Piggy Back - Investors. Provided that H Power owns more than 50% of the issued and outstanding Shares, if H Power receives a TP Offer or makes a H Offer pursuant to subsection 13.2, each Investor shall have the right, at such Investor's option, in lieu of exercising options to purchase Offered Shares, to require that all of the Shares held by such Investor be included in any sale to the TP Offeror or Third Party, together with the Offered Shares, on terms and conditions which are identical to those offered by the TP Offeror to H Power pursuant to the TP Offer or to those made pursuant to the H Offer, as the case may be, and it shall be a condition precedent of the right of H Power to sell any Offered Shares that the TP Offeror or Third Party purchase all the Shares held by an Investor exercising the right granted in this subsection 13.5. If an Investor wishes to exercise the right granted in this subsection 13.5, then it shall do so by giving written notice thereof to H Power at any time prior to the end of the expiration of the last offer period of H Power to sell Offered Shares to the Investors. For greater certainty, the provisions of this subsection 13.5 shall only apply if all of the Offered Shares are not purchased by one or more of the Investors under subsection 13.2 and are sold to the TP Offeror or the Third Party by H Power.

13.6 Piggy Back - Other Investors and H Power. Provided that Offering Investor owns more than 50% of the issued and outstanding Shares, if the Offering Investor receives a TP Offer or makes a I Offer pursuant to subsection 13.1, each of the Other Investors and H Power shall have the right, at its option, in lieu of exercising its option to purchase Offered Shares, to require that all of the Shares held by it be included in any sale to the TP Offeror or Third Party, together with the Offered Shares, on terms and conditions which are identical to those offered by the TP Offeror to the Offering Investor pursuant to the TP Offer or to those made pursuant to the I Offer, as the case may be, and it shall be a condition precedent of the right of the Offering Investor to sell any Offered Shares that the TP Offeror or Third Party purchase all the Shares held by each of the Other Investors and H Power exercising the right granted in this subsection 13.6. If any of the Other Investors or H Power wishes to exercise the right granted in this subsection 13.6, then it shall do so by giving written notice thereof to the Offering Investor at any time prior to the end of the expiration of the offer period of the Offering Investor to sell Offered Shares to each of the Other Investors and H Power. For greater certainty, the provisions of this subsection 13.6 shall only apply if all of the Offered Shares are not purchased by the Other Investors and/or H Power under subsection 13. 1 and are sold to the TP Offeror or the Third Party by the Offering Investor.

13.7 Corporation's Obligation. The Corporation shall record each transfer of Shares; provided, however, that the Corporation shall refuse to record a transfer of Shares made in contravention of this Agreement.

13.8 Offers Irrevocable. All Offers and TP Offers are irrevocable for the period of time during which they are open for acceptance.

13.9 Share Certificates. The Corporation shall cause, and the Shareholders shall vote their Shares to cause the Corporation to cause, all certificates for Shares to be endorsed with the following inscription:

            "Ownership, alienation and encumbrance of the Shares represented by this certificate are subject to the terms of the Unanimous Shareholders Agreement of 3362469 Canada Inc. dated May 2, 1997, a copy of which is on file at the registered office of 3362469 Canada Inc."

13.10 Percentage held by Sofinov. The provisions of subsection 11.9 of this Agreement shall apply mutatis mutandis in the event of the purchase by Sofinov of any Offered Securities pursuant to subsections 13.1 and 13.2 hereof.

SECTION 14 - EXCHANGE RIGHTS

14.1 H Power hereby confirm that any Shares held at any time by an Investor pursuant to this Agreement shall form part of the shares entitled to be exchanged pursuant to the Stock Exchange Agreement at the exchange rate provided in the Stock Exchange Agreement. Furthermore, in the event of a transfer by an Investor of any of its Shares in conformity with this Agreement, H Power hereby confirms that the transferee of such Shares shall benefit from those exchange rights contemplated in the Stock Exchange Agreement at the exchange rate provided in the Stock Exchange Agreement provided that such exchange rights subsist at the time of the transfer.

SECTION 15 - FORCED LIQUIDATION

15.1 Unusual Event. The occurrence of any of the following events shall constitute an unusual event (each an "Unusual Event"):

15.1.1 the institution of any proceeding for the liquidation, dissolution, winding-up or other distribution of assets of H Power;

15.1.2 should either of H Power or the Corporation: (i) commit an act of bankruptcy or become insolvent, (ii) make an assignment for the benefit for its creditors, (iii) file or consent to the filing of a petition in bankruptcy, a proposal, a notice of intention or proceeding under the Bankruptcy and Insolvency Act (Canada) or the United States Bankruptcy Code or otherwise take advantage of, or consent to the filing of any proceeding under, any insolvency or bankruptcy law, (iv) commence any proceeding relating to it or its rights, assets or properties under any reorganization, arrangement, readjustment, composition or liquidation law of any jurisdiction; or should any proceeding of any type be instituted in any jurisdiction in respect of the alleged insolvency or bankruptcy of either of them;

15.1.3 should either of the Corporation or H Power cease to carry on its business for a period of three (3) consecutive months;

15.1.4 any event having a materially adverse impact upon the business of the Corporation or H Power; and

15.1.5 any event having a materially adverse impact upon the ability of the Corporation or H Power to carry on business in the ordinary course including, without limitation, any event having a materially adverse impact upon the Technology licensed pursuant to the License Agreement which is necessary for the business of the Corporation.

15.2 Right to Liquidate. Upon the occurrence of an Unusual Event referred to in paragraphs 15.1.1, 15.1.2 or 15.1.3, the Investors will be entitled, upon written notice to H Power, to forthwith proceed with the winding-up, dissolution or liquidation of the Corporation, the whole in accordance with Section 2 of the Articles of Incorporation of the Corporation. Upon the occurrence of an Unusual Event referred to in paragraphs 15.1.4 or 15.1.5, the Investors shall give notice of such Unusual Event to H Power, setting forth in reasonable detail the nature of such Unusual Event. H Power will have thirty (30) days from the date of its receipt of the said notice to give the Investors notice (the "Contesting Notice") that it contests the occurrence of such Unusual Event, in which event the matter shall be definitively settled by arbitration in accordance with subsection 19.1 hereof. In the event that (i) the arbitrator rules in favour of the Investors or (ii) H Power fails to send the Contesting Notice to the Investors within the said thirty (30) day period, then the Investors will be entitled to forthwith proceed with the winding-up, dissolution or liquidation of the Corporation, the whole in accordance with Section 2 of the Articles of Incorporation of the Corporation. Upon such winding-up, dissolution or liquidation of the Corporation, the License Agreement shall be terminated.

15.3 Deemed Consent. In the event of the winding-up, dissolution or liquidation of the Corporation by the Investors in accordance with subsection 15.2 and
Section 2 of the Articles Incorporation of the Corporation, H Power, as the holder of the Class B Common Shares (as well as any transferee of H Power), is hereby deemed to have consented to such winding-up, dissolution or liquidation of the Corporation and hereby irrevocably nominates, constitutes and appoints each Investor as its true and lawful mandatary and agent for, in the name of and on behalf of H Power (as well as any transferee of H Power) to execute and deliver in the name of H Power (as well as any transferee of H Power) all such instruments and resolutions as may be necessary to effectively wind-up, dissolve or liquidate the Corporation. H Power (as well as any transferee of H Power) hereby ratifies and confirms, and agrees to ratify and confirm, if required, all that such Investor may lawfully do or cause to be done by virtue of such appointment and power of attorney.

SECTION 16 - CONFIDENTIALITY

16.1 Confidentiality. Each of the Shareholders agrees to use, and to use its best efforts to ensure that its authorized representatives use, the same degree of care as such Shareholder uses to protect its own confidential information, to keep confidential and not to make use of any Confidential Information in its possession. Such Shareholder may disclose Confidential Information

(i) to any shareholder, subsidiary or parent of such Shareholder for the purpose of reporting on the activities of, or evaluating its investment in the Corporation provided that prior to disclosure such shareholder, subsidiary or parent agrees to be bound by the confidentiality provisions of this Section 16 and such other confidentiality provisions as may be requested by the Corporation in its sole discretion; or (ii) to any TP Offeror, Third Party, Permitted Transferee or Governmental Body for purposes related to the purchase or transfer of such Shareholder's Shares pursuant to the provisions of Sections 12 or 13 hereof, provided that prior to disclosure such TP Offeror, Third Party, Permitted Transferee or Governmental Body agrees to be bound by the confidentiality provisions of this Section 16 and such other confidentiality provisions as may be requested by the Corporation in its sole discretion.

16.2 Disclosure Required. Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a Governmental Body or is otherwise required by law; provided, however, that the said Shareholders shall, if reasonably possible, first have given notice thereof to the Corporation and shall have, as appropriate:

16.2.1 fully cooperated in the Corporation's attempt, if any, to obtain a "protective order" from the appropriate Governmental Body; or

16.2.2 attempted to classify such documents to prevent access by the public, in accordance with the provisions of any law pertaining to freedom of information.

16.3 Reasonableness of Covenants. The covenants set forth in subsections 16.1 and 16.2 are reasonable and valid in all respects and each Shareholder hereby irrevocably agrees to waive (and irrevocably agrees not to raise) as a defense any issue of reasonableness in any proceeding to enforce any such covenant.

SECTION 17 - FINANCIAL INFORMATION AND COVENANTS OF THE CORPORATION

17.1 Financial Information. The Corporation, at its costs, undertakes toward the Shareholders to remit to the latter the following documents:

17.1.1 within one hundred and twenty (120) days after the end of each fiscal year, a copy of the balance sheet of the Corporation as at the end of such year, together with statements of earnings, shareholders' equity, statement of changes in financial position and cash flow of the Corporation for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by the Auditors. These financial statements shall be prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis;

17.1.2 within thirty (30) days after the end of each of the first three (3) fiscal quarters during each fiscal year, a balance sheet of the Corporation as of the end of such fiscal quarter and statements of earnings, shareholders' equity, statement of changes in financial position and cash flow for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail. The financial statements delivered pursuant to this subsection need not be audited;

17.1.3 within thirty (30) days following the end of each month, complete unaudited monthly financial statements, including the balance sheet, the income statement and the statement of changes in financial position as well as a comparison with the budgets established for the same period, containing a detailed explanation of any variations;

17.1.4 at or prior to the commencement of a fiscal year, an annual operating budget, pro forma cash flow and pro forma income statement for the Corporation;

17.1.5 promptly following the receipt thereof, any written report, "management letter" and any other communication submitted to the Corporation by its independent chartered accountants relating to the business, prospects or financial condition of the Corporation;

17.1.6 within ninety (90) days of the end of each fiscal year of the Corporation, a report prepared by the Auditors describing all transactions between the Corporation and Persons not dealing at Arm's Length with the Corporation during the preceding fiscal year;

17.1.7 within one hundred and eighty (180) days of the end of each fiscal year of the Corporation, a copy of any tax return filed for such fiscal year;

17.1.8 within thirty (30) days of the end of each month, a report prepared by the controller of the Corporation detailing any payments due by the Corporation to tax authorities for sales taxes, deduction at source or for any other taxes;

17.1.9 within twenty (20) days of each Board or Shareholders meeting, a copy of the minutes of such meeting; and

17.1.10 within a reasonable delay, any other reasonable information required by a Shareholders.

17.2 Inspection by Shareholders. The Corporation shall permit each Shareholder, at such Shareholder's expense, to visit and inspect the Corporation's properties, to examine its books of accounts and records and to discuss the Corporation's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Shareholder.

17.3 Compliance by Corporation. The Corporation hereby agrees to take all necessary action in order to comply with this Agreement and to comply with all applicable laws and regulations in respect of its corporate existence and the conduct of its business including, without limitation, those laws and regulations dealing with the protection of the environment, and further agrees to obtain all permits, licenses and authorizations necessary for the conduct of its business and the ownership of its properties.

17.4 Insurance. The Corporation hereby agrees to use its best efforts to maintain in full force at all times adequate property insurance, business interruption insurance and civil liability insurance, which insurance policies shall be subject to the reasonable approval of the Board, and further agrees to advise each of the Shareholders in writing of any loss or claim under such insurance policies, immediately upon the occurrence of any loss or claim and further agrees to advise each of the Shareholders in writing of any renewal of such insurance with a copy of such renewed policy or non-renewal, as the case may be.

SECTION 18 - NOTICES

18.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by telecopier, or delivered by hand, to the other party at the following addresses:

if to H Power:          H POWER CORP.
                        60 Montgomery Street
                        Belleville, New Jersey
                        07109, U.S.A.

                        Attention: the President

                        Telecopier: (201) 450-9850
if to Sofinov:          SOFINOV SOCIETE FINANCIERE D'INNOVATION INC.
                        1981 McGill College Avenue
                        Montreal, Quebec
                        H3A 3C7

                        Attention: the President

                        Telecopier: (514) 847-2628


if to Innovatech:       SOCIETE INNOVATECH DU GRAND MONTREAL
                        2020 University Avenue
                        Suite 1527
                        Montreal, Quebec
                        H3A 2A5

                        Attention: the President

                        Telecopier: (514) 864-4220


if to 9042-0175:        9042-0175 QUEBEC INC.
                        c/o Lapointe Rosenstein
                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Claude Bergeron

                        Telecopier: (514) 925-9001
if to the Corporation:  3362469 CANADA INC.
                        c/o Lapointe Rosenstein
                        1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention: Claude Bergeron

                        Telecopier: (514) 925-9001


with a copy in all      BROCK FENSTERSTOCK ET AL
cases to:               153 East 53rd Street
                        56th Floor
                        New York, NY
                        10022

                        Attention: David Robbins

                        Telecopier: (212) 371-5500


with a copy in all      LAPOINTE ROSENSTEIN
cases to:               1250 Rene-Levesque Blvd. West
                        Suite 1400
                        Montreal, Quebec
                        H3B 5E9

                        Attention:  Claude Bergeron

                        Telecopier:  (514) 925-9001

or at such other address as the parties may have previously indicated to the other parties in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if delivered by hand, or the next Business Day immediately following the date of transmission if sent by telecopier. The original copy of any notice sent by telecopier shall be forwarded to the other party by registered mail, receipt return requested.

SECTION 19 - ARBITRATION

19.1 Arbitration. All disputes or controversies between the parties in respect of the validity, interpretation or performance of the provisions of this Agreement shall be definitively dealt with using the rules of conciliation and arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with said rules, and to the exclusion of any courts except for any provisional remedy including injunctive relief and seizure before judgment which may be obtained from any court or tribunal, the whole in accordance with said rules in force at the time of execution of this Agreement. Any arbitration proceeding required pursuant to the terms thereof shall take place in New York, New York and shall be conducted in both the English and French language.

SECTION 20 - MISCELLANEOUS PROVISIONS

20.1 Press Release. Any press release or any public announcement, statement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior consent of the Shareholders unless such release, announcement, statement or publicity is required by law, in which case the Shareholder required to make such release, announcement, statement or publicity shall use its best efforts to obtain the approval of the other Shareholders to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld.

20.2 Further Documents. Each party upon the request of the others, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

20.3 Successors and Assigns. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.4 Transfer Contrary to this Agreement. Any purported transfer of Shares contrary to the terms of this Agreement shall be null and void and have no legal effect.

20.5 Time of the Essence.  Time shall be of the essence of this Agreement.

20.6 Counterpart. No Person shall become a holder of any Shares without first having executed a counterpart of this Agreement in accordance with Schedule "20.6" annexed hereto. Each such counterpart so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

20.7 Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

20.8 Termination of Agreement. This Agreement shall remain in effect until terminated by any party hereto by written notice upon the occurrence of any of the following eventualities:

20.8.1 the bankruptcy or dissolution (whether voluntary or involuntary) of the Corporation;

20.8.2      either Partner holds less than 2.5% of the issued and outstanding
            Shares;

20.8.3      all issued and outstanding Shares are held by one Person only; or

20.8.4      by written agreement of all of the Shareholders.

20.9 Language. The parties hereto state their express wish that this version of this Agreement as well as all documentation contemplated hereby or pertaining hereto or to be executed in connection herewith be also drawn up in English; les parties expriment leur desir explicite a l'effet que cette version de cette convention de meme que tous documents envisages par les presentes ou y ayant trait ou qui seront signes relativement aux presentes soient aussi rediges en anglais.

            IN WITNESS WHEREOF, the parties have signed at the place and on the date first hereinabove mentioned.

H POWER CORP.                           SOFINOV SOCIETE FINANCIERE
                                        D'INNOVATION INC.


Per: /s/ H. Frank Gibbard               Per: /s/ Marcel Paquette
    -------------------------------         ------------------------------------
    H. Frank Gibbard                        Marcel Paquette


                                        Per: /s/ Denis Dionne
                                            ------------------------------------
                                            Denis Dionne

SOCIETE INNOVATECH DU GRAND             9042-0175 QUEBEC INC.
MONTREAL

Per: /s/ Bernard Coupal                 Per: /s/ Claude Bergeron
    -------------------------------         ------------------------------------
Bernard Coupal                          Claude Bergeron


3362469 CANADA INC.

Per: /s/ H. Frank Gibbard
    -------------------------------
H. Frank Gibbard

                                                          Shareholders Agreement
                                                             3362469 Canada Inc.

                                  SCHEDULE "8"

                                  BY-LAW 1997-1

1. Casting Vote. At no time and at no meeting whatsoever shall the Chairman or President of the Corporation have any additional vote or any vote whatsoever in addition to his ordinary vote as shareholder or as director, as the case may be, and, more particularly, neither the Chairman nor President shall have a casting vote in case of a tie.


2. Unanimous Shareholders Approval. As long as each Partner owns fifty percent (50%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares of the Corporation, all resolutions and decisions of the shareholders of the Corporation shall require unanimity. For the purposes hereof, "Partner" means either: (i) the Sofinov Societe Financiere D'Innovation Inc., Societe Innovatech Du Grand Montreal and 9042-0175 Quebec Inc., collectively (said parties being considered as one party) or (ii) H Power Corp., and "Partners" means both of them.

3. Matters Requiring Unanimous Shareholders Approval. Without limiting the generality of the foregoing, as long as each Partner owns at least thirty-three and one-third percent (33 1/3%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares of the Corporation, there shall be no by-law , resolution or act of the shareholders of the Corporation, the Board of Directors or officers of the Corporation having any of the following objects or purposes unless favourably voted upon by all the shareholders of the
Corporation:

3.1 an increase or decrease in the number of directors of the Corporation, except as provided for in the Shareholders Agreement (the "Shareholders Agreement") dated May 2, 1997 among the Partners and the Corporation;

3.2 the filing of Articles of Amendment by the Corporation for any purpose including, without limitation, an increase or decrease or alteration in the share capital of the Corporation or by the filing of Articles of Amalgamation by the Corporation;

3.3 granting or repayment of any loan of a material amount to any person, including, without limitation, shareholders, directors or officers of the Corporation or persons Related (as defined in the Income Tax Act (Canada)) or Affiliated (as defined in the Canada Business Corporations Act) to shareholders, directors or officers or the Corporation or investing any material amount in any such person;

3.4 guaranteeing any material obligations of any person in excess of $1,000,000, including, without limitation, of shareholders, directors or officers of the Corporation

                                      -2-                          Schedule 19.1


            or persons Related or Affiliated to shareholders, directors or officers of the Corporation;

3.5 the sale, issue or allotment of shares from the treasury of the Corporation, or the granting of options allowing for the subscription thereof, except as provided in the Shareholders Agreement;

3.6 the purchase or sale of any material immoveable property for a price in excess of $500,000 or any material intellectual property on behalf of the Corporation;

3.7 an assignment under the Bankruptcy and Insolvency Act or a proposal made thereunder, or recourse to any other measure designed for the protection of insolvent debtors pursuant to any other legislation in connection with insolvency or the judicial or voluntary winding-up of the Corporation or the liquidation of the business or assets of the Corporation, except as provided in Section 15 of the Shareholders Agreement;

3.8 the entering into of any material loan agreement on behalf of the Corporation, or the granting of any security in an amount in excess of $250,000 by the Corporation on any of its movable or immovable property;

3.9 the sale of the whole or a substantial part of the assets of the Corporation or the granting of an option for same or the merger or consolidation of the Corporation with or into another entity;

3.10 the conclusion of any material partnership or joint venture agreement or the creation of a material subsidiary or acquisition of all or any part of another business;

3.11 the declaration of dividends on any class of shares by the Corporation;

3.12 the adoption, amendment, repeal or abrogation of any by-law of the Corporation;

3.13 the change in the powers of the directors in general or any one of them in particular;

3.14 the approval of the annual research and development budget of the Corporation, the annual operating budget of the Corporation and the annual capital budget of the Corporation, and any amendments thereto. Should the shareholders of the Corporation refuse to approve the operating budget or the capital budget for a given fiscal year, the Corporation must conduct its business in conformity with the budgets of the preceding fiscal year and the Corporation may not incur capital expenses for the fiscal year then in progress unless the above-mentioned budgets have been approved in accordance with the present provisions;

                                      -3-                          Schedule 19.1


3.15        the removal or nomination of the auditors of the Corporation.

4. Decisions Requiring the Majority of Shareholders. Without limiting the generality of the foregoing, in the event that a Partner owns less than thirty-three and one-third percent (33 1/3%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares of the Corporation, all resolutions and decisions of the shareholders of the Corporation shall only require the approval of the shareholders representing more than fifty percent (50%) of the aggregate of the issued and outstanding Class A Common Shares and Class B Common Shares of the Corporation.

5. Transfer of Principal Office of the Corporation. So long as Societe Innovatech Du Grand Montreal is a shareholder of the Corporation, any by-law, resolution or act of the shareholders, directors or officers of the Corporation having as an object or purpose the change or transfer of the principal office of the Corporation outside the island of Montreal or the transfer of all or any part of the business of the Corporation outside of the island of Montreal shall only be valid if favourably voted upon at a meeting of the Board of Directors of the Corporation, and ratified and confirmed by a resolution of the holders of all the issued and outstanding Class A Common Shares and Class B Common Shares of the Corporation.

6. Board or Shareholders Unable to Arrive at a Decision. If the Board of Directors or the shareholders of the Corporation are unable to arrive at a decision within their respective areas of competence or relating to the annual marketing plan, the Corporation shall continue to conduct its business and affairs in accordance with the most recent (i) resolutions of the Board of Directors and the shareholders of the Corporation, (ii) approved annual budget and (iii),the prior year's annual marketing plan shall be renewed mutatis mutandis.

***                                 ***                                      ***

                                                          Shareholders Agreement
                                                             3362469 Canada Inc.

                                 SCHEDULE "20.6"

      THIS INSTRUMENT forms part of the Shareholders Agreement (the "Agreement") made as of May 2, 1997 by and among H Power Corp., Sofinov Societe Financiere D'Innovation Inc., Societe Innovatech du Grand Montreal, 9042-0175 Quebec Inc. and 3362469 Canada Inc. which Agreement permits execution by counterpart. The undersigned hereby acknowledges having received a copy of the said Agreement (which is annexed hereto as Schedule "1") and, having read the said Agreement in its entirety, hereby agrees that the terms and conditions of the said Agreement shall be binding upon the undersigned (including, without limitation, the obligations of confidentiality) as if the undersigned had been an original party to the Agreement as a Shareholder (as such terms are defined in the Agreement) and such terms and conditions shall enure to the benefit of and be binding upon the undersigned, its successors and assigns.

      IN WITNESS WHEREOF the undersigned has executed this instrument this _____ day of ______ [year]


                                  [Shareholder]


                                  per:_________________________________________